SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934

  Filed by the Registrant  /x/
  Filed by a Party other than the Registrant / /
  Check the appropriate box:
  / / Preliminary Proxy Statement
  /x/ Definitive Proxy Statement
  / / Definitive Additional Materials
  / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.142.12

                                TEJON RANCH COMPANY
- -----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                TEJON RANCH COMPANY
- -----------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

      Payment of Filing Fee (Check the appropriate box):

/x/ $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i) (1), or 14a-6(j) (2)
/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6 (i) (3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11

     1) Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
        -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         ----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     --------------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
     --------------------------------------------------------------------------
     3)  Filing Party:
     --------------------------------------------------------------------------
     4)  Date Filed:

                                TEJON RANCH CO.
                             Post Office Box 1000
                           Lebec, California 93243


                                                                April 17, 1996


Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Monday, May 13, 1996, at 9:30 A.M., Los Angeles time, in the Oakhurst Room of the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

       The Board of Directors has announced that Robert A. Stine will be elected as President and Chief Executive Officer of Tejon Ranch Co. Mr. Stine has an extensive background in real estate asset management, development and construction, which is described in greater detail in the attached Proxy Statement. Mr. Stine is expected to assume his new responsibilities on May 1, 1996.

        The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

        It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date, and mail the enclosed proxy at your earliest convenience.

        Your interest and participation in the affairs of the Company are greatly appreciated.

                                    Sincerely,




                                    Matt Echeverria, Senior Vice President and
                                    Acting Chief Executive Officer


                                TEJON RANCH CO.

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      on
                                 May 13, 1996

      The Annual Meeting of Stockholders of Tejon Ranch Co. (the "Company") will be held in the Oakhurst Room of the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California on Monday, May 13, 1996, at 9:30 A.M., Los Angeles time, for the following purposes:

      1.       To elect four directors.

      2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

       The names of the nominees for the Board of Directors of the Company for election at the Meeting are: Craig Cadwalader, Clayton W. Frye, Jr., Donald Haskell, and Raymond L. Watson.

       The Board of Directors has fixed the close of business on April 2, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

       Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy, for which a return envelope is provided.

                            For the Board of Directors,




                             DONALD HASKELL, Chairman of the Board
                             DENNIS MULLINS, Secretary


Lebec, California
April 17, 1996

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE EVEN IF YOU PLAN TO
ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY.

                                TEJON RANCH CO.
                             Post Office Box 1000
                           Lebec, California 93243

                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                                 May 13, 1996

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 13, 1996.

     It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about April 17, 1996.

                            SOLICITATION OF PROXIES

      At the Meeting, the stockholders of the Company will be asked (1) to elect four directors, and (2) to transact such other business as may properly come before the Meeting. Your Board of Directors is asking for your proxy for use at the Meeting. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the Meeting.

      The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, telegraph, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the American Stock Exchange. It is anticipated that the mailing of proxy materials will begin on or about April 17, 1996.

                             RECORD DATE AND VOTING

     Holders of shares of Common Stock of record at the close of business on April 2, 1996, are entitled to notice of, and to vote at, the Meeting. There were 12,682,244 shares of Common Stock outstanding at the record date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board of Directors as shown on the proxy. On a matter for which the "WITHHOLD AUTHORITY" instruction is given, shares will be voted neither "FOR" nor "AGAINST." Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum. The rules of the New York and American Stock Exchanges permit member organizations ("brokers") to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain "routine" matters, including the election of directors and ratification of independent public accountants, but do not permit such votes on "non-routine" matters. Situations where brokers are unable to vote on non-routine proposals are referred to as "broker non-votes." Since the election of directors is regarded as a routine matter and is the only item of business expected to be considered at the Annual Meeting, no broker non-votes are anticipated. However, under circumstances where there are broker non-votes, such non-votes will not be counted as present for purposes of determining a quorum, have no effect on the outcome of matters requiring the affirmative vote of a majority or super-majority of shares represented at the Meeting and have the effect of a negative vote on matters requiring the affirmative vote of the holders of a majority or super-majority of the shares outstanding.

     Stockholders vote cumulatively in the election of directors. Cumulative voting means that each share is entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for one nominee or distributed among two or more nominees. The four candidates receiving the highest number of affirmative votes will be elected as directors. On all other matters, each share has one vote.



            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of March 11, 1996. The table also provides the stock ownership of all directors and of the most highly compensated executive officers as of the same date.


                                          Amount and
                                          Nature of
                                          Beneficial               Percent
Name and Address of Stockholder           Ownership(1)             of Class
- -------------------------------           ------------             --------
Ardell Investment Company                 1,055,828(2)               8.33%
  P.O. Box 1715
  Newport Beach, CA 92659

M.H. Sherman Company                      1,140,630(2)               8.99%
  P.O. Box 1715
  Newport Beach, CA 92659

The Times Mirror Company                  3,812,330(3)              30.06%
  Times Mirror Square
  Los Angeles, CA 90053

State of Wisconsin Investment Board       1,075,500(4)               8.48%
  P.O. Box 7842
  Madison, WI 53707

Directors

  Otis Booth, Jr.                             1,000               below 1%

  Craig Cadwalader                        2,231,530(5)              17.60%

  Dan T. Daniels                          2,231,530(6)              17.60%

  Rayburn S. Dezember                         1,000(7)            below 1%

  Robert F. Erburu                        3,812,330(8)              30.06%

  Clayton W. Frye, Jr.                    3,822,330(9)              30.14%

  Donald Haskell                         2,282,630(10)              18.00%

  Jack Hunt                                  8,825(11)            below 1%

  Raymond L. Watson                             -0-                   -0-

  Phillip L. Williams                           -0-                   -0-

Officers

   Charles J. Berling                        1,000(12)            below 1%

   Matt J. Echeverria                          300(11)            below 1%

   John A. Wood                              6,900(11)            below 1%

All officers and directors as a group    6,123,985                  48.29%
  (16 persons)


(1) In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below.

(2) Does not include 35,072 shares (0.28% of the number of shares outstanding) owned of record and beneficially by the Sherman Foundation, a non-profit public charity, three of the trustees of which are directors of Ardell Investment Company and M.H. Sherman Company, those being Messrs. Donald Haskell, Chairman of the Board of Directors of the Company, and Craig Cadwalader and Dan T. Daniels, directors of the Company.

(3) Does not include 300,000 shares (2.37% of the number of shares outstanding) owned of record and beneficially by The Times Mirror Foundation, a private, non-profit, philanthropic foundation, all of the directors of which are employees of The Times Mirror Company.

(4)  Based upon information provided to the Company by the stockholder on a
     Schedule 13G dated February 1996, and filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

(5) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 35,072 shares owned by Sherman Foundation. Mr. Cadwalader is a director of Ardell Investment Company and M.H. Sherman Company and a trustee of Sherman Foundation. Mr. Cadwalader disclaims beneficial ownership as to all of the shares owned by said entities.

(6) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 35,072 shares owned by Sherman Foundation. Mr. Daniels is Vice President, Treasurer and a director of Ardell Investment Company, President and a director of M.H. Sherman Company, and Vice President, Secretary and a trustee of Sherman Foundation. Mr. Daniels disclaims beneficial ownership as to all of the shares owned by said entities.

(7) Mr. Dezember's shares are held by a family trust. Mr. Dezember and his spouse share voting and investment power with respect to those shares.

(8) Includes 3,812,330 shares owned by The Times Mirror Company of which Mr. Erburu is a director. Mr. Erburu disclaims beneficial ownership of all such shares.

(9) Includes 10,000 shares owned by Mr. Frye personally, and 3,812,330 shares owned by The Times Mirror Company, of which Mr. Frye is a director. Mr. Frye disclaims beneficial ownership of the shares owned by The Times Mirror Company.

(10) Includes 51,100 shares owned by Mr. Haskell personally, 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H.
     Sherman Company, and 35,072 shares owned by Sherman Foundation. Mr. Haskell is President and a director of Ardell Investment Company, Chairman of the Board and a director of M.H. Sherman Company, and has the power to vote a majority of the shares of each company. He is also President and a trustee of Sherman Foundation. Mr. Haskell disclaims beneficial ownership of the shares owned by the Sherman Foundation.

(11) The shares owned by Messrs. Hunt, Echeverria, and Wood are held as community property. Each officer and his spouse share voting and investment power with respect to their shares. Mr. Hunt resigned as President and CEO, and his term as a director expired, on May 8, 1995.

(12) Mr. Berling resigned as an officer as of January 12, 1996.

     In December 1978 a Schedule 13D was filed with the Securities and Exchange Commission on behalf of a group comprised of Ardell Investment Company, M.H. Sherman Company, The Times Mirror Company, Chandis Securities Company and The Times Mirror Foundation (collectively, the "Affiliated Group") reporting the formation of the group and the contemplated purchase by The Times Mirror Company of additional shares of Common Stock of Tejon Ranch Co., the California corporation now wholly owned by the Company, "to the end that...[such shareholders] will ultimately increase their degree of control of..."
that corporation. Each outstanding share of Common Stock of that corporation was converted into one share of Common Stock of the Company in connection with a 1987 reincorporation transaction. As a result, the Schedule 13D has been amended to reflect the conversion of the shares of Common Stock, and all references describing the Schedule 13D below refer to the Company and its Common Stock instead of the California corporation of which the members of the Affiliated Group were stockholders at the time the Schedule 13D was filed.

     The Schedule 13D also stated that the group has no present plans or proposals with respect to the merger, reorganization, or liquidation of the Company, the sale or transfer of any material amount of assets of the Company, any change in the Company's Board of Directors or management, any change in the present capitalization or dividend policy, or any other material change in the Company's business or corporate structure, its Articles of Incorporation, Bylaws, or securities. In February 1979, an amended Schedule 13D was filed stating that The Times Mirror Company had purchased an additional 1,393,600 shares (as adjusted to give effect to a subsequent 10-for-1 stock split) and that, absent a change of circumstances, it did not plan to purchase additional shares. Since that date, additional amendments to the Schedule 13D have been filed showing certain changes (among other things) in Company Common Stock ownership of the stockholders constituting the Affiliated Group, reflecting Chandis Securities Company's disposition of shares and withdrawal as a member of the Affiliated Group and adding to the Affiliated Group Donald Haskell, Chairman of the Board of Directors of the Company, and Sherman Foundation, a non-profit public charity of which Mr. Haskell is President and a trustee. As of March 11, 1996, the stockholders constituting the Affiliated Group owned 6,394,960 shares of Company Common Stock constituting 50.42% of the number of shares outstanding.

                             ELECTION OF DIRECTORS

     The Board of Directors now consists of nine directors, the authorized number of directors having been decreased in 1995 from 10 to 9. The directors are divided into three classes based upon when their terms expire. The terms of three directors (Class I) expire at the 1997 Annual Meeting, the terms of two directors (Class II) expire at the 1998 Annual Meeting, and the terms of four directors (Class III) expire at the 1996 Annual Meeting. After the 1996 Annual Meeting, there will be three Class II directors and three Class III directors. The regular terms of directors expire at the third Annual Meeting following the Annual Meeting at which the directors were elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

     The names of the nominees of the Board of Directors for election as directors at the 1996 Annual Meeting (all of whom are presently directors) are set forth in the table below, along with certain other information. The table also includes information as to the other present directors of the Company.

     Other than nominations made at the direction of the Board of Directors, nomination of persons for election to the Board of Directors by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. Such stockholder's notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice, the name and address, as they appear on the Company's books, of such stockholder, and the class and number of shares of the Company which are beneficially owned by such stockholder.

     Except as noted below, each proxy solicited by and on behalf of the Board of Directors will be voted "FOR" the election of the nominees named below (unless such authority is withheld as provided in the proxy) and one fourth of the votes to which the stockholder is entitled will be cast for each of the four nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 1996 Annual Meeting are nominated as candidates for director by persons other than the Board of Directors, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board of Directors or substitute nominees to the exclusion of the other such nominees and in such order of preference as the proxy holders may determine in their discretion.

      All references to the Company in the table below and the remainder of this Proxy Statement relating to periods prior to the effectiveness of the June 1987 reincorporation transaction referred to under "Stock Ownership of Principal Stockholders and Management" include references to Tejon Ranch Co., the California corporation which became a wholly owned subsidiary of the Company as a result of the reincorporation transaction.



                                                             First
Nominees for Class III Directors Whose Terms Expire in 1996  Became
and Principal Occupation or Employment(1)                    Director    Age
- ----------------------------------------------------------------------------
Clayton W. Frye, Jr.(3)                                       1975       65
  Senior Associate of Laurance S. Rockefeller, business and investment management; Director of The Times Mirror Company

Donald Haskell(3)(4)                                          1967       68
  Chairman of the Board, M.H. Sherman Company, investments; President, Ardell Investment Company, investments; Chairman of the Board, Tejon Ranch Co.

Raymond L. Watson                                             1994       69
  Vice Chairman of The Irvine Company; Director of The
  Walt Disney Company, Pacific Mutual Life Insurance
  Company, and Mitchell Energy and Development Company

Nominee for Class II Director Whose Term Expires in 1996
  and Principal Occupation or Employment(1)
- --------------------------------------------------------
Craig Cadwalader                                              1994       55
  President, Chief Operating Officer, and Director,
  Ardell Marina, Inc., yacht brokerage; Director,
  M.H. Sherman Co.

Continuing Directors and Principal Occupation or Employment(1)
- --------------------------------------------------------------
Otis Booth, Jr.(2)(3)                                         1970       72
  Private investments and ranching; Director of Clipper
  Fund, Inc. and Schooner Fund, Inc.

Dan T. Daniels(2)(4)                                          1982       54
  President and Director, M.H. Sherman Company, investments

Rayburn S. Dezember(2)                                        1990       65
   Director of Wells Fargo & Co., Calmat Co., Bolthouse
   Farms, Inc., and The Bakersfield Californian

Robert F. Erburu(3)                                           1975       65
   Director of The Times Mirror Company,
   and Cox Communications, Inc.

Phillip L. Williams(2)(4)                                     1987       73
    Private investments and business advisor;
    Vice Chairman Retired, The Times Mirror Company





(1) Except as set forth below, each of the directors has been engaged in his principal occupation described above during the past five years. There
     are no family relationships among any directors of the Company.   Mr.
     Dezember served as Chief Executive Officer of The Bakersfield Californian from December 1991 to June 1992. Mr. Erburu served as Chief Executive Officer of The Times Mirror Company from 1981 to June 1, 1995, and as Chairman of its Board of Directors from 1986 to January 1, 1996. Mr. Williams served as Vice Chairman of the Board of The Times Mirror Company from 1987 to May 4, 1993. All directors are members of the Real Estate Committee, which sits as a committee of the whole.

(2)  Member of Audit Committee.

(3)  Member of Executive Committee.

(4)  Member of Compensation Committee.

     The terms of Messrs. Booth, Daniels, and Erburu expire at the 1997 Annual Meeting, and the terms of Messrs. Dezember and Williams expire at the 1998 Annual Meeting. No director's term expires at an Annual Meeting unless his successor has been elected and qualified, or the authorized number of directors has been decreased.

     On April 10, 1996, the Company announced that Robert A. Stine would become the president and Chief Executive Officer of the Company beginning May 1, 1996. The Company has entered into an agreement with Mr. Stine which provides that he will be elected to the Board of Directors. That election is expected to occur by action of the Board of Directors after the Annual Meeting and after it amends the By-Laws of the Company to increase the number of directors from 9 to
10. Mr. Stine served for approximately nine years, until April 1995, as the Chief Executive Officer of The Collins Companies, a privately held, diversified real estate company based in San Diego ("Collins"). Prior to serving as Chief Executive Officer at Collins, Mr. Stine served in various other executive positions at Collins, including Chief Operating Officer and Chief Financial Officer. Mr. Stine, age 49, began his career as an executive with Coldwell Banker before joining Collins in 1978. Since leaving Collins Mr. Stine has acted as an independent real estate consultant to Collins and others. At this time, Mr. Stine owns no shares of the Company's Common Stock.

Board of Directors and Committees

     Standing committees of the Board of Directors include the Executive, Audit, Compensation, and Real Estate Committees. The major functions of each of these committees are described briefly below.

     Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company.

     The Audit Committee recommends engagement of the independent accountants, reviews the arrangement and scope of audit, considers comments made by the independent accountants with respect to internal controls, reviews internal accounting procedures and controls with the Company's financial accounting staff, and reviews non-audit services provided by the Company's independent accountants.

     The Compensation Committee periodically reviews and recommends appropriate adjustments to the compensation arrangements for executive officers.

     The Real Estate Committee reviews all activities and issues related to the Company's real estate assets. It receives and considers the analyses of the Company's outside land use and development consultants. The Committee directs management and the planning team on the direction that the Company's land use planning activities should take.

      The Company does not have a nominating committee. The nominees for director proposed by the Board of Directors are selected by the entire Board.

       During 1995, there were six meetings of the Board of Directors, two of the Audit Committee, one of the Compensation Committee, one of the Real Estate Committee, and none of the Executive Committee. During 1995 all incumbent directors attended 75% or more of the aggregate total of such meetings of the Board of Directors and committees of the Board on which they served, except Mr. Williams.

       During 1995, directors who are not employees of the Company each received a quarterly retainer of $2,000, a fee of $1,000 for attendance at any meeting of the Board and a fee of $500 for attendance at any meeting of a Committee.

                           EXECUTIVE COMPENSATION

        The following table shows the aggregate compensation paid on an accrual basis by the Company and its subsidiaries during 1995 and each of the two previous years to the two persons who acted as chief executive officer during 1995, and to the four other executive officers of the Company who were most highly compensated in 1995.

                          SUMMARY COMPENSATION TABLE


           ANNUAL COMPENSATION                   LONG
                                                 TERM
                                                 COMPENSATION
                                                 AWARDS              ALL
     NAME                                        SECURITIES          OTHER
     AND                                         UNDERLYING  LTIP    COMPEN-
     PRINCIPAL               SALARY(1)  BONUS(1) OPTIONS(2)  PAYOUTS SATION(3)
     POSITION          YEAR   ($)        ($)        (#)        ($)     ($)
- --------------         ---- ---------   --------  ---------- ------- ---------
Jack Hunt              1995 108,865 (4)       0          0                 0
 President and Chief   1994 240,000      35,000          0             8,500
 Executive Officer     1993 225,000      35,000          0             8,307

Matt J. Echeverria     1995 144,232      25,000          0             1,442
 Senior Vice President 1994 115,000      10,000          0             1,150
 and Acting CEO        1993 110,000      15,000          0             1,100

John A. Wood           1995 101,500      37,462          0  80,000 (5) 1,015
 Vice President        1994 125,000      15,000          0             1,250
                       1993 125,000      15,000          0             1,250

Charles Berling        1995 135,577 (6)  15,000 (6) 14,000                 0
 Vice President

David Dmohowski        1995 133,000       9,500          0             1,330
 Vice President        1994 129,000       9,500          0             1,290
                       1993 125,000       9,500          0             1,200

Dennis Mullins         1995 125,000      12,500          0             1,250
 Vice President,       1994 117,500      12,500          0                 0
 General Counsel and   1993  50,865 (7)   3,500 (7) 15,000                 0
 Secretary

(1) Amounts shown include salary earned and received by executive officers as well as salary earned but deferred at the election of those officers. The bonus amounts shown were accrued by the Company in the years shown but were received by the officers in January of the following year.

(2) Of the above executive officers, only Mr. Berling received a stock option during 1995. The stock options of Messrs. Hunt (37,000 shares, granted in 1992) and Berling lapsed when each of those officers left the Company in 1995 and 1996, respectively.

(3) The amounts in this column include the matching contributions made by the Company under its 401(k) defined contribution plan. In addition, the amounts in this column for Mr. Hunt include Company contributions of $6,100 in 1994 and $6,082 in 1993 to his Supplemental Executive Retirement Plan. A description of the latter plan is set forth below.

(4) The amount shown reflects compensation for the partial year from January 1, 1995, through May 8, 1995, when Mr. Hunt resigned as an officer of the Company. This amount includes $14,712 paid in respect of accrued vacation time.

(5) This payment, which was calculated by multiplying a fraction of salary times years of service, was paid pursuant to a Long Term Incentive Plan offered to all employees working in the farming operations of Laval Farms Limited Partnership (formerly Tejon Agricultural Partners) to encourage them to work as long as needed during the wind-down of the partnership.

(6) Amounts shown reflect compensation for the partial year from January 30, 1995, when Mr. Berling joined the Company, through December 31, 1995. Mr. Berling resigned as an officer of the Company in January 1996.

(7) Amounts shown reflect compensation for the partial year from July 19, 1993, when Mr. Mullins joined the Company, through December 31, 1993.

     The Company has entered into an agreement with Mr. Stine providing for him to serve as President, Chief Executive Officer and a director. He is expected to begin work on May 1, 1996. See "Election of Directors". Under the agreement Mr. Stine will receive a salary at an annual rate of $275,000 per year (subject to review after November 1997), a bonus of up to 50% of the base salary (20% guaranteed for 1996) and the grant of an option to purchase 100,000 shares of the Common Stock of the Company at the fair market value on the date the option is granted. The option will have a term of ten years and will become exercisable as to 10% of the shares at the end of the first year, 15% of the shares at the end of the second and third years and 30% of the shares at the end of the fourth and fifth years. In addition, Mr. Stine will receive relocation benefits, perquisites consisting of a company car and a country club membership, and participation in the Company's health, disability and life insurance programs and its retirement plan. The agreement also provides for continuation of Mr. Stine's salary for two years if the Company terminates his employment without cause within the first two years and continuation of his salary for one year if the Company terminates his employment without cause thereafter. In addition, such a termination would result in acceleration of the exercise dates of Mr Stine's stock option.

Stock Options

     In March 1992 the Board of Directors adopted a 1992 Stock Option Plan providing for the granting of options to purchase a maximum of 230,000 shares of the Company's Common Stock to employees, advisors, and consultants of the Company. The 1992 Stock Option Plan was approved by the stockholders at the 1992 Annual Meeting.

     The following table shows information concerning the only grant of a stock option made in 1995 pursuant to the 1992 Stock Option Plan.

                      OPTIONS GRANTS IN LAST FISCAL YEAR

                             PERCENT OF
                             TOTAL OPTIONS                             GRANT
                             GRANTED TO       EXERCISE OR              DATE
                OPTIONS      EMPLOYEES IN     BASE PRICE   EXPIRATION  PRESENT
NAME            GRANTED(1)   FISCAL YEAR      (per share)  DATE        VALUE(2)
- --------------- ----------   -------------    -----------  ---------- --------
Charles Berling   14,000         100%            $11.88      1/30/05   $71,540

(1) The option granted would have become exercisable on January 30, 2004, but has terminated as a result of Mr. Berling leaving the Company.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The option granted to Mr. Berling terminated on January 12, 1996, as a result of his resignation.

     The following table shows the number of shares subject to exercisable and nonexercisable stock options outstanding at December 31, 1995, and held by executive officers named in the preceding Summary Compensation Table. The stock option of Mr. Berling lapsed when he left the Company.

                  OPTIONS EXERCISES AND YEAR-END VALUE TABLE

                                                 NUMBER OF     VALUE OF
                                                 UNEXERCISED   UNEXERCISED
                                                 OPTIONS       IN-THE-MONEY
                                        VALUE    AT FY-END(#)  OPTIONS AT FY-
                   SHARES ACQUIRED ON   REALIZED EXERCISABLE/  END ($)(1)
NAME               EXERCISE (#)         ($) (1)  UNEXERCISABLE EXERCISABLE/
                                                               UNEXERCISABLE
- -----------------  ------------------  --------- ------------- -------------
Matt J. Echeverria         0               0        0/19,000        0/0
John A. Wood               0               0        0/10,000        0/0
Charles Berling            0               0        0/14,000     0/40,180
David Dmohowski            0               0        0/16,000        0/0
Dennis Mullins             0               0        0/15,000        0/0

(1) Market value of underlying securities at year end, minus the exercise price of options. The currently outstanding options reflected in the table above (other than that of Mr. Mullins) were granted in 1992, do not become exercisable until 2001 (subject to certain exceptions) and expire in 2002. Mr. Mullins' option was granted in 1993, does not become exercisable until 2002 (subject to certain exceptions) and expires in 2003. Under the terms of the option agreements, if the optionee leaves the employ of the Company for any reason other than death or disability, his options will terminate within three months after any such termination of employment and will be exercisable during those three months only to the extent that they were exercisable on the date of termination of employment. If the optionee's employment terminates as the result of death or disability, the options terminate one year after such death or disability and are exercisable during that one year period only if the employee has completed at least one full year of employment with the Company after the date of grant.
    Under such circumstances the options are exercisable to purchase that portion of the total number of shares subject to the options equal to such total number of shares times the fraction of the number of full years of employment completed after the date of grant divided by ten. The exercise date of the outstanding options will also be accelerated in the event of a change in control of the Company. "Change in control" is defined to include a merger, consolidation, transfer of assets, issuance or transfer of stock or other transaction or series of related transactions as a result of which persons or entities other than the stockholders immediately before the transaction or transactions would own at least 80% of the voting stock of the Company or its successor after the transaction.

Pension Plan

     The Company contributes each year to a Pension Plan for its salaried employees the amount necessary to fund the Plan on a actuarially sound basis. The amounts of these annual contributions are not included in the compensation table above. Pension benefits to be received from the Plan upon retirement are determined by an employee's five year final average annual compensation, length of service with the Company and age at retirement, subject to certain limitations imposed on a qualified retirement plan by the Internal Revenue Code.

     In 1991 the Company adopted a Supplemental Executive Retirement Plan
(the "SERP") in order to restore to executives designated by the Compensation Committee of the Board of Directors the full benefits under the Pension Plan which would otherwise be restricted by certain limitations now imposed under the Internal Revenue Code. The SERP is unfunded, but the associated liability will be reflected on the Company's financial statement. No benefits under the Pension Plan or the SERP become vested until the earlier of (a) the participant's attainment of age 65, or (b) the completion of five or more years of vesting service (as defined under the Pension Plan referred to above). With respect to the SERP, an executive can become vested upon the incurrence of a total and permanent disability while employed by the Company as determined by the Board of Directors or the Compensation Committee. The Compensation Committee also has the power to grant a participant vested status with respect to the SERP even if he does not meet the foregoing requirements.

      The table below illustrates the amount of annual pension benefits payable under the Plan (as increased by amounts payable to eligible executives under the SERP) to persons in particular classifications who work to the normal retirement age of 65.


     Five Year Final                        Years of Service
     Average Annual
     Compensation
     ------------             10               20              25 or More
                            -----            -----             ----------

        75,000              9,860           19,720               24,650
       100,000             13,985           27,970               34,963
       125,000             18,110           36,220               45,275
       150,000             22,235           44,470               55,588
       175,000             26,360           52,720               65,900
       200,000             30,485           60,970               76,213
       250,000             38,735           77,470               96,838
       275,000             42,860           85,720              107,150
       300,000             46,985           93,970              117,463

     For purposes of pension benefits, earnings consist of compensation determined in the manner reflected in the preceding Summary Compensation Table, except that for pension benefit purposes, bonuses are included in the year paid instead of in the year accrued and amounts under "Long Term Compensation Awards" and "All Other Compensation" are not counted. The benefits presented are straight life annuity amounts and are determined based on the benefit formula required by the Plan, which conforms to the regulations of the Internal Revenue Service and ERISA. The credited years of service under the Plan as of December 31, 1995, for those named in the table above are Mr. Hunt - 13 years, Mr. Wood - 17 years, Mr. Echeverria - 16 years, Mr. Dmohowski - 4 years, Mr. Mullins - 2 years, and Mr. Berling - 0 years. All employees having one year in service to the Company participate in the Plan. This includes all current officers of the Company. Mr. Hunt's resignation will not affect his participation in the Plan based on the number of years of service shown on the date he resigned.

Compensation Committee Interlocks and Insider Participation

     During 1995 Mr. Haskell rented a Company owned house, and Wood River Ranch, a corporation in which Mr. Haskell is the sole shareholder, boarded horses at the Company's quarter horse facility. Aggregate payments made to the Company for rent and horse boarding and training, including reimbursements for incidental expenses, during 1995 totalled $44,113. It is expected that this arrangement will continue throughout 1996. The boarding and training fees charged Wood River Ranch are comparable to customary rates in the horse training and breeding business and are the same as fees charged to other horse owners not affiliated with the Company. The rent which Mr. Haskell pays for the house is not less than the rent which the Company charges persons not affiliated with the Company for comparable residences.

     Commencing December 1, 1993, Mr. Haskell leased Mr. San Olen, a quarter horse, to the Company, which uses Mr. San Olen for breeding purposes. The lease term runs until December 31, 1998, as the Company exercised the first of its two options to extend the lease term for periods of three years each. The rent paid by the Company is $1.00 per year triple net, plus one-half of all net profits made from breeding Mr. San Olen with mares not owned by the Company. The leasing of horses for breeding purposes typically involves the payment of a substantial rent by the lessee. The Company believes that this agreement is favorable to the Company compared to other such horse lease arrangements.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     In determining appropriate compensation for the executive officers of the Company, the Compensation Committee's decisions, while not tied to any specific financial performance criteria, are based upon an analysis of each executive's performance in balancing the short-term operating objectives of the Company with the overriding goal of protecting and enhancing the value of the Company's major asset - its land.

     The Company is different from most companies in that its asset value is very large, but its earning capacity from current operations in limited. As a result, the Compensation Committee policies focus on the goals of achieving an optimum level of income from the Company's current operations while at the same time preserving and enhancing the development potential of the Company's land. The larger future value of the Company to the stockholders rests in the development of portions of the land for a variety of future uses. It will be decades before that development process is complete. The Compensation Committee believes that the management of this tradeoff between current returns and future asset value is a particularly important criterion for evaluation of the President and the other executive officers of the Company. The existence of these two competing goals makes it very difficult to measure precisely the ultimate financial benefit for the Company's stockholders of management decisions made at the present time.

      Because the development of the Company's land will take many years, retention of key executives is an extremely important goal. The importance of this long-term retention is reflected in the design of the incentive stock option plan approved by the stockholders in 1992, under which options do not become exercisable until nine years after the options are granted, and are exercisable only if the officer has remained with the Company for that period (subject to certain exceptions).

     Consistent with the foregoing criteria, a number of factors are evaluated in specific compensation decisions. These include the performance of the executive in his or her areas of responsibility, the overall financial results of the Company, and the level of compensation necessary to retain, over the long-term, highly qualified executives.

     The Committee does not rely principally on specific, pre-determined criteria to measure the performance of Company executives or the performance of the Company itself. The Committee members evaluate the various factors to be considered and reach a consensus based primarily upon their individual and collective judgment, rather than mathematical calculations. The performance of an executive in his or her area of responsibility can on occasion include specific pre-determined goals but usually depends in more substantial part on the Committee's overall evaluation. In measuring the financial results of the Company, the Committee looks primarily to net income, although often that is significantly affected by such uncontrollable factors as bad weather, drought, the overall economy and commodity market conditions, and the Committee focuses on those aspects of financial performance that executives can control.

     The extent to which the development potential of the Company's land has been enhanced over a particular period of time is determined in part by the achievement of particular planned goals, such as the preparation and filing of an amendment to the Kern County General Plan with respect to 2,600 acres of Company land adjacent to Interstate 5 and the Laval Road interchange, which was achieved during 1994.

     In determining overall levels of compensation the Committee obtains information as to compensation levels at other companies through their public reports, private surveys and direct communication. The Committee believes that, because of the Company's very large undeveloped land holdings and limited earnings, there is no group of comparable companies that it can rely upon in determining appropriate levels of compensation. Nonetheless the Committee makes judgments as to overall compensation in part by taking into account what other companies of comparable size are doing, whether or not they have extensive land holdings. The Committee does not attempt to set the compensation for Company executives at any particular level as compared to other companies, but merely evaluates what other companies are paying as one factor along with others to be considered. Historically, the Committee's practice has generally been to avoid large fluctuations from one year to the next in compensation adjustments unless the change in an executive's job responsibilities or specific performance warrants a large change.

     Salary and bonus levels reflect a long-term evaluation of a particular executive as well as the nature of his or her duties and level of experience. The relative amounts of salary and bonus for a particular executive reflect the Committee's judgment as to the proper weighing of these components of compensation, taking into account the position held by the executive, historical patterns of the Company and, to a lesser extent, the practices of other companies of comparable size. No specific formulas are used to determine these amounts. Stock options are considered by the Committee to constitute primarily an incentive to remain with the Company for the long term. The Committee does not intend to grant options to executives on a regular and ontinuing basis as a part of their compensation, but it does intend to review from time to time the adequacy of all stock options outstanding.

     The increase in Mr. Hunt's annual salary for 1995 reflected the Committee's favorable view of his contribution to the Company's 1994 financial performance and his continuing efforts to enhance the long term potential of the Company's land. The increase in salary and bonus for 1995 for Mr. Echeverria reflects both the Committee's favorable evaluation of his performance in managing the Company's cattle operation in 1994 and prior years as well as his taking on the additional responsibilities of Acting Chief Executive Officer in May 1995 when Mr. Hunt resigned.

                     Donald Haskell, Dan T. Daniels, Phillip L. Williams
                       Members of the Compensation Committee





                             PERFORMANCE GRAPH

     The following graph is a comparison of cumulative total shareowner returns for the Company, the Dow Jones Equity Market Index, and the Dow Jones Real Estate Index for the period shown.



                             1990    1991    1992    1993    1994     1995
                            -----   -----   -----   -----   -----    -----
Tejon Ranch Co.             100.00  66.71   65.38   57.04   47.01    57.04

DJ Equity Market            100.00 132.44  143.83  158.14  159.36   220.51

DJ Real Estate              100.00 111.89  100.95  118.18  112.40   138.91



  --Assumes $100 Invested on December 31, 1990
  --Total Return Assumes Reinvestment of Dividends
  --Fiscal Year Ending December 31


                                1991    1992     1993     1994     1995
                                ----    ----     ----     ----     ----
TEJON RANCH                   -33.29%  -1.99%  -12.75%  -17.59%   21.34%
DJ EQUITY MKT                  32.44%   8.61%    9.95%    0.77%   38.37%
DJ REAL ESTATE                 11.89%  -9.77%   17.07%   -4.89%   23.58%


     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Performance Graph by reference.

     The Dow Jones Real Estate Index, for the most part, includes companies which, unlike the Company, are principally engaged in the active phases of commercial land development and which have revenues substantially greater than those of the Company. The Company is unaware of any industry or line-of-business index that is more nearly comparable.

                                     OTHER

     Financial Information. The Company's Annual Report to Stockholders accompanies this Proxy Statement. Copies of the Company's Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission may be obtained by calling or writing Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243, (805) 248-6774.

     Independent Accountants. Representatives of Ernst & Young LLP, the independent public accountants for the fiscal year most recently completed, will be at the Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.

     Stockholder Proposals. A stockholder's proposal will be considered at the 1996 Annual Meeting of Stockholders only if the stockholder provides timely notice of such proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. To be considered for inclusion in the proxy statement for the 1997 Annual Meeting, stockholder proposals are required to be delivered to the Company on or before December 18, 1996.

     Other Business. Management does not know of any matter to be acted upon at the Meeting other than those described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

     Stockholders are urged to sign and return their proxies without delay.

                          For the Board of Directors,




                          DONALD HASKELL, Chairman of the Board
                          DENNIS MULLINS, Secretary

April 17, 1996

                             TEJON RANCH CO. PROXY
             This Proxy is solicited on behalf of the Board of Directors.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 1996 and hereby appoints DONALD HASKELL and MATT ECHEVERRIA as Proxies (each with full power to act in he absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on April 2, 1996, at the annual meeting of stockholders to be held on May 13, 1996, or any adjournment or postponement thereof.

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.


PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE
ACCOMPANYING ENVELOPE                              (Continued on reverse side)



                           FOLD AND DETACH HERE


                              TEJON RANCH CO.

                              Annual Meeting of Stockholders
                              May 13, 1996 9:30 a.m.
                              Beverly Hilton Hotel
                              Oakhurst Room
                              9876 Wilshire Boulevard
                              Beverly Hills, CA 90210

                                                            Withheld
                                                    For     For All
1.  Election of Three Directors (Class III)        /   /    /   /
    (except as written to the contrary below)
    Clayton W. Frye, Jr., Donald Haskell and
    Raymond L. Watson
                                                            Withheld
                                                    For     For All
2.  Election of One Director (Class II)            /   /   /   /
    Craig Cadwalder

(Instructions: to withhold authority to vote for any
 individual nominee write the nominee's name in the
 space below)
 -------------------------------------------------------------------




                   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be vested for the election of directors.



Signature _______________________________________________Date_________________

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             FOLD AND DETACH HERE

                             TEJON RANCH CO.

                             Annual Meeting of Stockholders
                             May 13, 1996 9:30 a.m.
                             Beverly Hilton Hotel
                             Oakhurst Room
                             9876 Wilshire Boulevard
                             Beverly Hills, CA 90210

                                TEJON RANCH CO.


                 Narrative Description of Graphic and Image
                 Information in Registrant's Proxy Materials



                 Description of Graphic or Image Information
                 Proxy Statement

Page   12        Contains line graph comparing five year total cumulative
                 return on $100 invested in Tejon Ranch Co., Dow Jones Equity
                 Market and Dow Jones Real Estate showing the data points set forth below:

                          1990     1991      1992     1993     1994      1995
                        ------     ----      ----     ----     ----      ----
Tejon Ranch Co.         100.00    66.71     65.38    57.04    47.01     57.04
DJ Equity Market        100.00   132.44    143.83   158.14   159.36    220.51
DJ Real Estate          100.00   111.89    100.95   118.18   112.40    138.91



Form of Proxy
Front Printed material indicating notice of Annual Meeting and voting record date.

Reverse Printed material includes four boxes for purpose of marking votes and includes signature lines.